EXHIBIT 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: For release: IMMEDIATELY

Thomas Golembeski (media) 215-977-6298

Tom Harr (investors) 215-977-6764

No. 14-08

SUNOCO ANNOUNCES DINGUS TO RETIRE AS SENIOR VICE PRESIDENT,

TO BE SUCCEEDED BY THOMSON

PHILADELPHIA, May 16, 2008 — Sunoco, Inc. (NYSE: SUN) announced today that effective May 30, 2008, Michael H. R. Dingus will retire both as a Senior Vice President of Sunoco, and as President of its SunCoke Energy, Inc. subsidiary. Michael J. Thomson, a Sunoco Vice President who is currently the Executive Vice President and Chief Operating Officer of SunCoke Energy, will succeed Mr. Dingus as Senior Vice President of Sunoco, and as President of SunCoke Energy.

“Mike Dingus’ entrepreneurial drive and steady leadership have been invaluable to SunCoke Energy’s growth and success,” said John G. Drosdick, Chairman and Chief Executive Officer of Sunoco, Inc. “Under his direction, SunCoke Energy will have grown production capacity from 650,000 tons per year in 1996 to approximately 6 million tons per year once all current and announced projects are complete.”

As SunCoke Energy’s Chief Operating Officer, Michael Thomson has played a key role in managing the business. “We are confident in Mike Thomson’s leadership and deep business knowledge. SunCoke Energy is well positioned for future growth,” said Drosdick.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Using a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Sunoco believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that all of its goals and benchmarks will be achieved. A number of factors could cause actual results or capital outlays to differ materially from the projections, anticipated results, or other expectations expressed in this release. Risks and uncertainties concerning Sunoco’s business are more fully described in Sunoco’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008, and in its subsequent Form 10-Q and Form 8-K filings. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.